                                                                    EXHIBIT 12.1

                                NEW WORLD PASTA

                 STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS
                           TO COMBINED FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                              PRO FORMA
                             1994      1995      1996      1997      1998       1999
                            -------   -------   -------   -------   -------   ---------
Earnings before income
  taxes...................  $30,395   $31,625   $31,144   $41,720   $41,668    $13,711
Interest expense..........       --        --        --        --        --     28,157
                            -------   -------   -------   -------   -------    -------
                             30,596    31,625    31,144    41,720    41,868     41,868
                            -------   -------   -------   -------   -------    -------
Interest expense..........       --        --        --        --        --     28,157
Dividends on preferred
  stock...................       --        --        --        --        --     13,618
                            -------   -------   -------   -------   -------    -------
                                 --        --        --        --        --     41,775
                            -------   -------   -------   -------   -------    -------
Ratio of Earnings to
  Combined Fixed Charges..     N/A*      N/A*      N/A*      N/A*      N/A*        1.0

-------------------------

 * Historically, New World Pasta has not incurred indebtedness or related interest expense as a division of Hershey.

(1) Combined fixed charges exceed earnings before income taxes for the three month period ended April 4, 1999 by $4,669,000 and on a pro forma basis by $7,260,000.

                                           THREE MONTHS ENDED
                                          --------------------        PRO FORMA
                                          APRIL 5,    APRIL 4,    THREE MONTHS ENDED
                                            1998        1999        APRIL 4, 1999
                                          --------    --------    ------------------
Earnings (loss) before income taxes.....  $12,157      (2,242)          (3,855)
Interest expense........................       --       5,426            7,039
                                          -------      ------           ------
                                          $12,157       3,184            3,184
                                          =======      ======           ======
Interest expense........................  $    --       5,426            7,039
Dividends on preferred stock............       --       2,427            3,405
                                          -------      ------           ------
                                          $    --       7,853           10,444
                                          =======      ======           ======
Ratio of earnings to combined fixed
  charges...............................     N/A*          --(1)            --(1)